SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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First Financial Bankshares, Inc.
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FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

NOTICE OF THE 2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2012

To our shareholders:

We cordially invite you to attend the annual meeting of our shareholders, which will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 24, 2012, for the following purposes:

(1)	To elect nine directors;

(2)	To ratify the appointment by our audit committee of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012;

(3)	To conduct an advisory vote on the compensation of named executive officers;

(4)	To approve an incentive stock option plan for our key employees;

(5)	To approve an amendment to the amended and restated certificate of formation to increase the number of common shares authorized; and

(6)	To act on such other business as may properly come before the annual meeting or any adjournment thereof.

Only shareholders of record at the close of business on March 1, 2012, are entitled to notice of and to vote at the annual meeting (or any adjournment or postponement thereof).

Important Notice Regarding the Availability of Proxy Materials for the 2012 Annual Meeting of Shareholders to be Held on April 24, 2012. The proxy statement and other information for security holders are available free of charge at http://www.ffin.com/sec.

We have included, along with this notice and proxy statement, (1) our 2011 annual report, which describes our activities during 2011, (2) our Form 10-K for the year ended December 31, 2011 and (3) an invitation to attend the annual meeting luncheon. These additional materials do not form any part of the material for solicitation of proxies.

We hope that you will be present at the annual meeting and the luncheon to be held immediately afterward. We respectfully urge you, whether or not you plan to attend the annual meeting, to sign, date and mail the enclosed proxy card in the envelope provided in order to eliminate any question of your vote being counted. You can revoke your proxy in writing at any time before the annual meeting, so long as your written request is received by our corporate secretary before the call to order of the annual meeting. We can accommodate everyone at the annual meeting; however, there is limited seating for the luncheon so we request that you confirm your attendance by completing the enclosed reply card and returning it to us by April 15, 2012.

By order of the Board of Directors,

F. SCOTT DUESER, Chairman

March 1, 2012

FIRST FINANCIAL BANKSHARES, INC.

400 Pine Street

Abilene, Texas 79601

325.627.7155

PROXY STATEMENT

2012 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 24, 2012

INTRODUCTION

The Board of Directors of First Financial Bankshares, Inc. (sometimes referred to as the “Company”) hereby solicits your proxy for use at the 2012 annual meeting of our shareholders and any continuation of the meeting if it is adjourned. The annual meeting will be held in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, at 10:30 a.m., Central time, on Tuesday, April 24, 2012.

Our principal executive office is located at 400 Pine Street, Abilene, Texas 79601. Our telephone number is 325.627.7155.

We released for mailing this proxy statement and the accompanying proxy card on March 5, 2012. The date of this proxy statement is March 1, 2012.

VOTING OF SECURITIES

Important Voting Information

You may only vote if you hold shares directly in your own name.

If your shares are held in the name of a bank, broker or other holder of record, you should have received these proxy materials in paper form including a voting instruction card so you can instruct the holder of record how to vote your shares. Pursuant to new rules adopted by the New York Stock Exchange over the past few years, you must instruct your broker how you wish your shares to be voted on all non-routine matters. Prior to those amendments, your broker could vote on your behalf on the election of directors and other matters considered to be routine.

Voting Rule. Your broker is not permitted to vote on your behalf on the election of directors, the advisory vote on compensation paid to our named executive officers, the approval of the incentive stock option plan or the amendment to our amended and restated certificate of formation to increase the number of common shares authorized unless you provide specific instructions by following the instructions from your broker about voting your shares by telephone or Internet or completing and returning the voting instruction card. For your vote to be counted, you will need to communicate your voting decisions to your bank, broker or other holder of record before the date of the annual meeting in accordance with the instructions you receive from them.

Your Participation in Voting the Shares You Own is Important. Voting your shares is important to ensure that you have a say in the governance of First Financial Bankshares, Inc. Please review the proxy materials and follow the relevant instructions to vote your shares. We hope you will exercise your rights and fully participate as a shareholder.

More Information is Available. If you have any questions about the proxy voting process in general, please contact the bank, broker or other holder of record through which you hold your shares. The SEC also has a website (www.investor.gov) with more information about your rights as a shareholder.

Record Date

Our Board of Directors has established the close of business on March 1, 2012, as the record date for determining the shareholders entitled to notice of, and to vote at, the annual meeting. On the record date, we had 31,465,473 common shares outstanding. Each of our shareholders is entitled to one vote for each common share held as of the record date.

Quorum

In order for any business to be conducted at the annual meeting, a quorum consisting of shareholders having voting rights with respect to a majority of our outstanding common shares on the record date must be present in person or by proxy. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street name” will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

If a quorum is not present at the annual meeting, we will adjourn the meeting, and the Board of Directors will continue to solicit proxies.

Required Vote

As discussed in more detail under “Proposal 1 – Election of Directors,” each director is required to be elected by a majority of the shares cast at the annual meeting. Withheld votes have the effect of voting against the director nominee. Shares not represented at the annual meeting will have no effect on the election of directors. Brokers are not entitled to vote on director elections and thus broker non-votes are not treated as votes cast and will have no effect on the election of directors.

The matter described in “Proposal 2 – Ratification of Appointment of Independent Auditors” is required to be approved by the affirmative vote of the majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on the matter. Abstentions will have no effect as a vote against this proposal, whereas shares not represented at the meeting will not be counted for purposes of determining whether such matter has been approved. Brokers may vote in their discretion on this proposal on behalf of clients who have not furnished voting instructions. As a result, broker non-votes will not arise in connection with, and thus will have no effect on, this proposal.

With respect to “Proposal 3 – Advisory Vote on Executive Compensation,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on this matter is required for approval of the compensation of our named executive officers. Voting for Proposal 3 is being conducted on an advisory basis and, therefore, the voting results will not be binding on the Company, the Board or the compensation committee. Abstentions, broker non-votes and shares not otherwise represented at the meeting will have no effect on the outcome of such matter.

With respect to “Proposal 4 – Approval of Incentive Stock Option Plan,” the affirmative vote of a majority of shares present in person or represented by proxy at the annual meeting and entitled to vote on this matter is required for the approval of an incentive stock option plan for key employees. Broker non-votes, abstentions and shares not otherwise represented at the meeting will have no effect on the outcome of this proposal.

With respect to “Proposal 5 – Amendment to Amended and Restated Certificate of Formation to Increase the Number of Common Shares Authorized,” the affirmative vote of two-thirds of the shares outstanding and entitled to vote on this matter is required for the approval of the amendment to our certificate of formation to increase in the number of common shares authorized. Broker non-votes, abstentions and shares not otherwise represented at the meeting will have no effect on the outcome of this proposal.

The Board unanimously recommends that you vote FOR the election all nine directors nominated and recommended by the Board, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers, FOR the approval of the Incentive Stock Option Plan and FOR the amendment to our amended and restated certificate of formation to increase the number of common shares authorized.

Failure to Provide Specific Voting Instructions

If you are a shareholder of record and you properly sign, date and return a proxy card, but do not indicate how you wish to vote with respect to a particular nominee or proposal, then your shares will be voted FOR the election of all nine directors nominated and recommended by the Board of Directors, FOR the ratification of the appointment of our independent auditors, FOR the resolution approving the compensation of our named executive officers, FOR the approval of an incentive stock option plan and FOR the amendment to our amended and restated certificate of formation to increase the number of authorized common shares.

Shareholder List

A list of shareholders entitled to vote at the annual meeting, which will show each shareholder’s address and the number of shares registered in his, her or its name, will be open to any shareholder to examine for any purpose related to the annual meeting. Any shareholder may examine this list during ordinary business hours commencing March 2, 2012, and continuing through the date of the annual meeting at our principal office, 400 Pine Street, Abilene, Texas 79601.

Stock Split

On April 26, 2011, the Company’s Board of Directors declared a three-for-two stock split in the form of a 50% stock dividend effective for shareholders of record on May 16, 2011 that was distributed on June 1, 2011. All share amounts in this proxy statement have been restated to reflect this stock split.

SOLICITATION AND REVOCABILITY OF PROXIES

Solicitation

We will bear the expense to solicit proxies, which will include reimbursement of expenses incurred by brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials regarding the annual meeting to beneficial owners. Our officers and directors may further solicit proxies from shareholders and other persons by telephone, electronic communication or other means. We will not pay these officers and directors any extra compensation for participating in this solicitation. We may engage Georgeson, Inc. to assist us with the solicitation of proxies and, if so, would expect to pay that firm approximately $20,000 for their services, plus out-of-pocket expenses.

Proxies and Revocation

Each executed and returned proxy card will be voted according to the directions indicated on that proxy card. If no direction is indicated, the proxy will be voted according to the Board of Directors’ recommendations, which are contained in this proxy statement. The Board of Directors does not intend to present, and has no information that others will present, any business at the annual meeting that requires a vote on any other matter. If any other matter requiring a vote properly comes before the annual meeting, the proxies will be voted in the discretion of the proxyholders named on the proxy.

Each shareholder giving a proxy has the power to revoke it at any time before the annual meeting is called to order. This revocation is effective upon receipt, at any time before the annual meeting is called to order, by our corporate secretary of either (1) an instrument revoking the proxy or (2) a duly executed proxy bearing a later date than the preceding proxy.

PROPOSAL 1

ELECTION OF DIRECTORS

General

While our amended and restated bylaws fix the number of directors at a number not less than seven nor more than 15, the Board of Directors has fixed the number of directors at nine for 2012. Although we do not contemplate that any of the nominees will be unable to serve, if such a situation arises before the annual meeting, the proxies will be voted to elect any substitute nominee or nominees designated by the Board of Directors. At the annual meeting, nine directors are to be elected, each for a term of one year and until their respective successors have been duly elected and qualified.

Identifying and Evaluating Nominees for Director

The Board, acting through the Nominating/Corporate Governance Committee and pursuant to the Board’s Nominating/Corporate Governance Committee Charter, is responsible for identifying and evaluating candidates for Board membership. The Nominating/Corporate Governance Committee is responsible for recommending nominees who have the experience, qualifications, attributes and skills appropriate to function collaboratively and effectively as the Board for the Company. The Board and the Nominating/Corporate Governance Committee believe that the Board as a whole and its members individually should possess a combination of skills, professional experience, and diversity of backgrounds and view points necessary to oversee our Company’s current and future needs. The attributes that the Board and every director should possess are in the director nomination criteria set forth in our corporate governance guidelines. These criteria include:

•	at least a majority of the Board must be composed of independent directors;

•

candidates should be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds and should possess skills and expertise that complement the attributes of the existing directors;

•	candidates should represent a diversity of viewpoints, backgrounds, experiences and other demographics;

•	candidates should demonstrate notable or significant achievement and possess senior-level business, management or regulatory experience that would benefit our Company;

•	candidates should have familiarity with and experience in the commercial banking industry;

•	candidates shall be individuals of the highest character and integrity;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities; and

•	candidates shall have a desire to represent the interests of all shareholders.

The Nominating/Corporate Governance Committee and the Board may, from time to time, establish and consider other specific skills and experiences that they believe our Company should seek in order to constitute a diverse, balanced, collaborative and effective Board. For an incumbent director, the Nominating/Corporate Governance Committee and the Board also consider past performance of such director on our Board. See “ – The Nominees” on page 5 for the qualifications of each nominee for election at the annual meeting.

The Nominating/Corporate Governance Committee regularly reviews Board composition in light of our Company’s business and structure; the changing needs of our Company as a result the business environment; our operations, financial conditions and complexity; its assessment of the Board’s performance; and input from shareholders and other key constituencies. As part of this review, the Nominating/Corporate Governance Committee evaluates the effectiveness of the Board’s director nomination standards.

The Nominating/Corporate Governance Committee will, in consultation with the Chairman of the Board and in accordance with its charter, consider candidates proposed or suggested by Board members, management, third party search firms retained by the Nominating/Corporate Governance Committee and shareholders. The Nominating/Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether they are proposed by Board members, management, third party search firms or shareholders. Any shareholder wishing to recommend a candidate to be considered by the Nominating/Corporate Governance Committee for nomination at an annual meeting of shareholders should review the procedure outlined under “Committees of the Board – Nominating/Corporate Governance Committee” on page 28 of this proxy statement.

Changes in Composition of the Board of Directors

As required by our amended and restated bylaws, Ms. Dian Stai will retire from the Board, effective April 24, 2012, and not stand for reelection. Under our bylaws, an individual may not stand for election or reelection as a director upon attaining 72 years of age, unless that director owns at least one percent (1%) of the outstanding shares of our common stock and is less than 75 years of age.

Nominees

Based upon recommendations of the Nominating/Corporate Governance Committee, the Board has nominated the individuals below, except Ms. Stai, for election to the Board of Directors at the annual meeting to serve a one-year term and until their respective successors have duly elected and qualified.

In light of our Company’s business and structure, the business environment and the Company’s long-term strategy, the Board, upon recommendation of the Nominating/Corporate Governance Committee, selected a slate of nominees whose experience, qualification, attributes and skills in leadership; commercial and investment banking and financial advisor services; finance and accounting, risk management; operations management; strategic planning; business development; regulatory and government affairs; corporate governance and public policy, led the Board to conclude that these persons should serve as our directors at this time.

Under Nasdaq rules, a majority of the Board of Directors must be comprised of independent directors. The Board has determined that each director nominated, except Mr. Dueser, is independent under applicable Nasdaq rules.

The names and principal occupations of our current directors and nominees, together with the length of service as a director and the number of our common shares beneficially owned by each of them on February 1, 2012, are set forth in the following tables. Except as otherwise indicated, the named beneficial owner has sole voting and investment power with respect to shares held by him or her. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Years as Director	Principal Occupation During Last Five Years	Shares Beneficially Owned		Percent of Shares Outstanding(1)

Steven L. Beal	53	2	Director and Former President and Chief Operating Officer of Concho Resources Inc.	7,250		0.02%

Tucker S. Bridwell	60	5	President, Mansefeldt Investment Corporation	128,060	(2)	0.41%

Joseph E. Canon	69	16	Executive Director, Dodge Jones Foundation, a private charitable foundation	114,552	(3)	0.36%

David Copeland	56	14	President, SIPCO and Shelton Family Foundation, a private charitable foundation	241,825	(4)	0.77%

F. Scott Dueser	58	21	See “Executive Officers” on page 5	315,729	(5)(6)	1.00%

Murray Edwards	60	6	Principal, The Edwards Group	68,347	(7)	0.22%

Ron Giddiens	64	3	Investments/Business Consulting; Former bank president	5,985		0.02%

Kade L. Matthews	53	14	Ranching and Investments	389,224	(8)	1.24%

Dian Graves Stai	71	19	Chair, Dian Graves Owen Foundation, a private charitable foundation	183,066	(9)	0.58%

Johnny E. Trotter	60	9	President & CEO, Livestock Investors, Ltd.	175,921		0.56%

Shares beneficially owned by all executive officers and directors*				1,589,034	(5)(6)	5.05%

*	See “Executive Officers” on page 15
(1)	Based on 31,453,792 common shares outstanding as of February 1, 2012.
(2)	Includes 104,117 shares that are owned by a private foundation for which Mr. Bridwell serves as president to which he disclaims beneficial ownership.
(3)	Includes 105,000 shares that are owned by a private foundation for which Mr. Canon serves as executive director to which he disclaims beneficial ownership.
(4)	Includes 225,823 shares that are owned by trusts for which Mr. Copeland serves as trustee or co-trustee to which he disclaims beneficial ownership.
(5)	Includes shares indirectly owned as of February 1, 2012 through the employee stock ownership plan portion of the profit sharing plan which each participant has sole voting powers, as follows: Mr. Dueser – 42,753 and all executive officers as a group – 11,120.
(6)	Includes shares of our common stock issuable upon exercise of options presently exercisable or exercisable with 60 days of February 1, 2012, as follows: Mr. Dueser – 2,700 and all executive officers as a group – 23,548.
(7)	Includes 2,175 shares of our common stock owned by Mr. Edwards’ spouse.
(8)	Includes 168,537 shares that are owned by a private foundation for which Mr. Matthews serves as president and director to which he disclaims beneficial ownership.
(9)	Includes 104,117 shares that are owned by a private foundation for which Ms. Stai serves as chair of the Board of Directors to which she disclaims beneficial ownership. Ms. Stai is retiring from our Board as of the annual meeting.

Each nominee’s biography and the specific experiences, qualifications, attributes and skills of each nominee are described below.

Steven L. Beal, Brownwood, Texas, has served as a director of the Company since 2010. He serves on the compensation and audit committees. He is designated as a “financial expert” for our Audit Committee. He is a director and was president and chief operating officer of Concho Resources Inc., a publicly traded oil and gas company, since its formation in February 2006. He retired as an officer of Concho Resources, Inc. effective July 1, 2009. From 1998 to 2006, he served as director, executive vice president, and chief financial officer capacities for various predecessor companies to Concho Resources Inc. From 1988 until 1997, Mr. Beal was employed by Parker & Parsley Petroleum Company (now Pioneer Natural Resources Company) in a variety of capacities, including serving as its senior vice president and chief financial officer. From 1981 until 1988, Mr. Beal was employed by the accounting firm of Price Waterhouse. He is a graduate of the University of Texas and is a certified public accountant. As a former chief financial officer and chief operating officer of a publicly-held oil and natural gas company engaged in the acquisition, development, exploitation and exploration of oil and natural gas properties, Mr. Beal provides the Board with operations, mergers and acquisitions, risk management, strategic planning and corporate governance expertise that is important to our Company. In addition, as a former chief financial officer and certified public accountant, Mr. Beal brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Tucker S. Bridwell, Abilene, Texas, has served as a director of the Company since 2007. He serves as lead director and on the Audit, Executive and Nominating/Corporate Governance Committees. He is designated as a “financial expert” for our audit committee. He is also a director of First Financial Bank, N.A., Abilene, a wholly owned subsidiary of the Company. He has been president of Mansefeldt Investment Corporation, a privately owned investment company, and the Dian Graves Owen Foundation, a private charitable foundation, since September 1997 and manages investments for both entities. Mr. Bridwell is also a director of Concho Resources Inc. serving as lead director and on its audit and nominating/corporate governance (chairman) committees and is a director of Halcon Resources (effective February 2012) serving on its compensation and reserve committees. Mr. Bridwell was a director of Petrohawk Energy Corporation from its inception in 2004 until December 2010. He was selected as Abilene’s Outstanding Citizen of the Year in 2010. He is a graduate of Southern Methodist University and is a certified public accountant. Mr. Bridwell’s service as a director to public companies adds administration and operational management experience as well as corporate governance expertise to the Board. His experience and qualifications provide sound leadership to the Board. In addition, as a certified public accountant, Mr. Bridwell brings strong accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Joseph E. Canon, Abilene, Texas, has served as a director of the Company since 1996. He serves on the Compensation Committee. He also is a director of First Financial Bank, N.A., Abilene and First Financial Trust & Asset Management Company, N.A., both wholly owned subsidiaries of the Company. Since 1982, he has served as executive director of the Dodge Jones Foundation, a private charitable foundation located in Abilene and as a director and officer in affiliated enterprises. Mr. Canon is a director of Main Street Capital Corp., a publicly traded company serving on the audit, compensation and nominating and corporate governance (chairman) committees. From 1970 to 1982, he was an administrator and executive of several trust departments. In 1998, he was selected as Abilene’s Outstanding Citizen of the Year. He is a graduate of Texas Tech University and The University of Texas School of Law. As one of our longest serving independent outside directors, Mr. Canon brings historical, long-term perspective and leadership to the Board. Mr. Canon’s experience as a director to public companies and as a foundation and private company executive adds trust, investment, oil and gas and operational management experiences as well as corporate governance expertise to the Board.

David Copeland, Abilene, Texas, has served as director of the Company since 1998. He serves as chairman of the Audit Committee and also is a member of the Executive, Nominating/Corporate Governance and Asset Liability Management Committees. He is designated as a “financial expert” for our Audit Committee. He also is a director of the First Financial Bank, N.A., Abilene and First Financial Trust & Asset Management Company, N.A., both wholly owned subsidiaries of the Company. He is president of the Shelton Family Foundation, a private charitable foundation, and SIPCO, Inc., the management and investment company for the Andrew B. Shelton family. He also serves as a director and audit committee chairman of Harte-Hanks, Inc., a publicly traded targeted marketing company. He is a graduate of Abilene Christian University and is a certified public accountant and chartered financial analyst. Mr. Copeland’s service as a director to public companies adds administration and operational management experiences as well as corporate governance expertise to the Board. His experience and qualifications provide sound leadership to the Board. In addition, as a certified public accountant and chartered financial analyst, Mr. Copeland brings strong investment, accounting and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

F. Scott Dueser, Abilene, Texas, has served as a director of the Company since 1991. He serves as chairman of the Executive Committee. He also is a director of First Financial Bank, N.A., Abilene, First Financial Bank, N.A., Cleburne, First Financial Bank, Hereford, First Financial Bank, N.A., Mineral Wells, First Financial Bank, N.A., San Angelo, First Financial Bank, N.A., Southlake, First Financial Bank, N.A., Stephenville, First Financial Bank, N.A., Weatherford, First Financial Trust & Asset Management Company, N.A. and First Technology Services, Inc., all wholly owned subsidiaries of the Company. He is Chairman, Chief Executive Officer and President of the Company. He became Chairman in 2008 and became CEO/President in 2001. Prior to his role at the Company, he was CEO/President of First Financial Bank, N.A., Abilene from 1991 to 2001. He is a graduate of Texas Tech University and recently served on the board of Trustees of Texas Tech University from 2005 to 2009, the last two years as Chairman. He currently serves on the boards of Breck Operating, Inc., Brazos LLP and States Royalty LLP which are privately held oil and gas companies. He was selected as Abilene’s Outstanding Citizen of the Year in 2009. Mr. Dueser adds financial services experience, especially lending and asset liability management to the Board as well as a deep understanding of the Company’s business and operations. Mr. Dueser also brings risk and operations management and strategic planning expertise to the Board, skills that are important as we continue to implement our business strategy and acquire and integrate growth opportunities.

Murray Edwards, Clyde, Texas, has served as director of the Company since 2006. He serves on the Audit, Executive and Nominating/Corporate Governance Committees. He also is a director of First Financial Bank, N.A., Abilene, and First Technology Services, Inc., both wholly owned subsidiaries of the Company. He is principal of The Edwards Group, a privately owned investment company, and has an undergraduate degree from Texas A&M University and a masters of business administration from Harvard Business School. He has successfully owned and managed a number of businesses including Automated Farm Systems, Alderman-Cave Feeds, Abilene Cattle Feeders, Cape & Son, Bluebonnet Feeds and Innovation Event Management. He was the largest shareholder and a director of Peoples State Bank, Clyde, Texas, prior to being acquired by the Company. Mr. Edwards has significant risk management, merger and acquisitions and strategic planning skills. In addition, he brings strong agriculture, accounting, and financial skills important to the oversight of our financial reporting, enterprise and operational risk management.

Ron Giddiens, San Angelo, Texas, has served as a director of the Company since 2009. He serves on the Audit Committee. He also is on the board of First Financial Bank, N.A., San Angelo, and First Technology Services, Inc., both wholly owned subsidiaries of the Company. He is a former president of West Side National Bank in San Angelo prior to its sale to Boatmans Bank and Bank of America. He currently provides business, acquisition and valuations consulting through his company, D & G Consulting. He is a graduate of Baylor University and the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Giddiens adds significant financial services industry expertise relevant to our community banking, wealth management, and commercial lending businesses. His leadership experience with a large financial services company is important to the oversight of our multi-bank subsidiary business model.

Kade L. Matthews, Amarillo, Texas, has served as a director of the Company since 1998. He serves on the Compensation Committee. He also is on the board of First Financial Bank, Hereford, a wholly owned subsidiary of the Company. He is President of the Legett Foundation, a private charitable foundation in Texas, as well as an emeritus trustee of Texas Christian University, where he is a graduate. He also is on the board of visitors of the MD Anderson Cancer Center in Houston, president of the Dodge Jones Foundation, a private charitable foundation in Abilene, board of directors of Kickapoo Springs Foundation, a private charitable foundation in Abilene, and a former member of the Amarillo Area Foundation. Mr. Matthews is also a former regent of Clarendon College and former president of the Clarendon College Foundation. He is a rancher and manages investments. Mr. Matthews provides excellent agriculture and wealth management experience, local knowledge of economic trends in the communities that we serve as well as compensation and benefits experience and corporate governance experience garnered through his leadership position and board service with other entities.

Johnny E. Trotter, Hereford, Texas, has served as a director of the Company since 2003. He serves on the Executive, Compensation and Nominating/Corporate Governance Committees. He also is on the board of First Financial Bank, Hereford, a wholly owned subsidiary of the Company. He is President of Livestock Investors, Ltd., one of the largest cattle feeders in the United States as well as an officer in Panhandle Express Transportation LLC, a privately owned feed transportation company, and Deaf Smith Enterprises LLC, a privately owned real estate company. He also is President of the Ford dealership in Hereford, Texas, and owns and manages ranches/farms in Texas, New Mexico, Oklahoma and Mississippi. He also is a director of First United Bank, Dimmitt, Texas, an unaffiliated bank. He is also a director and executive committee member of the American Quarter Horse Association and is active in numerous other cattle/horse associations and philanthropic/community involvement. He was named 2004 Citizen of the Year in Hereford/Deaf County, Texas. Mr. Trotter brings key leadership, risk management, operations, strategic planning and auto industry/agricultural expertise that assist the Board in overseeing the Company’s operations in a challenging economy.

THE BOARD OF DIRECTORS RECOMMENDS YOU

VOTE “FOR” THE ELECTION OF EACH OF THESE NOMINEES.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

The Audit Committee of your Board of Directors has selected Ernst & Young LLP to serve as our independent auditors for the year ending December 31, 2012 and to serve until the next annual meeting in April 2013. Ernst & Young LLP has served as the Company’s independent auditors since 2002. We have been advised by Ernst & Young LLP that neither its firm nor any of its members has any financial interest, direct or indirect, in us, nor has had any connection with us or any of our subsidiaries in any capacity other than independent auditors. The Board of Directors recommends that you vote for the ratification of the selection of Ernst & Young LLP. Shareholder ratification of the selection of Ernst & Young LLP as our independent auditors is not required by our certificate of formation, bylaws or otherwise. Nevertheless, your Board of Directors is submitting this matter to the shareholders in conformance with the practices of good corporate governance. If the shareholders do not ratify the appointment of Ernst & Young LLP, then the appointment of independent auditors will be reconsidered by our Audit Committee. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent audit firm at any time during the year if it is determined that such a change would be in the best interests of the Company and its shareholders. Representatives of Ernst & Young LLP are expected to be present at the annual shareholders meeting, and they may have the opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE

RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S

INDEPENDENT AUDITORS FOR THE YEAR 2012

PROPOSAL 3

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Pursuant to the Securities and Exchange Commission rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), we are conducting a shareholder advisory vote on the compensation paid to our named executive officers. Although the vote is advisory and is not binding on the Board, the Company or the Compensation Committee, the Board’s Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.

This proposal, commonly referred to as a “say-on-pay” proposal, gives shareholders the opportunity to express their views on the compensation of our named executive officers and the executive compensation philosophy, policies and programs described in this proxy statement. We ask that you support the compensation of our named executive officers as disclosed under the heading “Executive Compensation”, including The “Compensation Discussion and Analysis” section and the accompanying compensation tables and related narrative disclosure.

As described in the Compensation Discussion and Analysis section, we seek to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. We believe that our compensation program strikes the appropriate balance between utilizing responsible, measured pay practices and effectively incentivizing our named executive officers to dedicate themselves fully to value creation for our shareholders.

You are encouraged to read the detailed information under “Executive Compensation” beginning on page 15 of this proxy statement for additional details about our executive compensation programs. Shareholder advisory votes on executive compensation will currently take place on an annual basis. Accordingly, our next shareholder advisory vote on executive compensation is expected to occur at the 2013 annual meeting of shareholders.

The Board strongly endorses the Company’s executive compensation program and recommends that shareholders vote in favor of the following resolution:

RESOLVED, that the shareholders of First Financial Bankshares, Inc. hereby approve on an advisory basis, the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K in the Company’s Proxy Statement for the 2012 Annual Meeting of Shareholders, including the Compensation Discussion and Analysis compensation tables and narrative discussion.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE

RESOLUTION RELATED TO COMPENSATION OF NAMED EXECUTIVE OFFICERS

PROPOSAL 4

APPROVAL OF INCENTIVE STOCK OPTION PLAN

The Board of Directors at a meeting held on January 24, 2012, adopted, subject to shareholder approval, the First Financial Bankshares, Inc. 2012 Incentive Stock Option Plan (the “Plan”). The complete text of the Plan is set forth in Appendix A. Our employees and the employees of our subsidiaries are eligible to participate in the Plan. The Plan provides for the granting of incentive stock options which are intended to qualify for special tax treatment under the Federal Internal Revenue Code of 1986, as amended (the “Code”).

Each of our executive officers and subsidiary officers (approximately 200) are eligible to participate in the Plan and therefore may benefit from approval of the Plan. The options price for each stock option shall not be less than 100% of the fair market value per share of the common stock on the date of grant. The Compensation Committee determines the fair market value of the common stock on the date of grant and sets forth the determination in its minutes. The Plan will terminate on January 24, 2022 but the stock options granted before that date will continue to be effective in accordance with their terms and conditions. Stock options become exercisable generally over a five year vesting period, 20% per year, beginning at the end of two years. Common shares totaling 1,500,000 shares have been reserved for issuance under the Plan. The option period that a stock option may be exercised is generally ten years from the date of grant. Future awards to be received by an individual or group under the Plan are not determinable at this time and will depend on individual and corporate performance and other determinations to be made by the Compensation Committee.

The purposes of the Plan are to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are the appropriate long term incentive to link executives’ performance with stock price appreciation and franchise value. We continue to review this program with each grant to ensure that equity compensation will drive our executives toward successful long-term business results.

Only incentive stock options (as defined in the Code) may be granted under the Plan. Incentive stock options granted under the Plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We generally expect the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our officers to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met (see below).

Generally, the Compensation Committee grants options every two years, subject to the Board’s approval. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidentiality, non-solicitation and non-competition agreements in connection with receipt of the option grants to preclude actions detrimental to us. Administration of the Plan is delegated to an executive officer of the Company.

All awards made under the Plan are discretionary. The benefits and amounts that will be received by or allocated to any person under the Plan are not determinable at this time. Information regarding equity awards granted to our named executive officers during 2011 is provided in the Grants of Plan-Based Awards table on page 23. No equity-based awards were granted to our directors during 2011. During 2011, we granted 154,100 options that totaled $4.8 million (based on grant day fair value of $31.45) in the aggregate to the employees of the Company and each of our subsidiaries under our current incentive stock option plan that expired in January 2012.

The Board may alter, amend, revise, suspend or discontinue the Plan without obtaining approval of the Company’s shareholders, provided such action shall not (i) increase the benefits accruing to participants under the Plan, (ii) increase the number of securities which may be issued under the Plan, (iii) modify the requirements as to eligibility for participation in the Plan, (iv) affect outstanding stock options or any unexercised rights thereunder, (v) extend the term of the Plan, or (vi) extend the period in which an option is exercisable beyond ten (10) years. Subject to the foregoing limitations, the Board may amend the Plan or modify the agreements evidencing same in order to comply with any exemption from the operation of Section 16(b) of the Securities Exchange Act of 1934.

For Federal income tax purposes the grant of an incentive stock option will generally not result in taxable income to the participant. The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is an adjustment that is included in the calculation of the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised. For purposes of determining the participant’s alternative minimum tax liability for the year of disposition of the shares acquired pursuant to the incentive stock option exercise, the participant will have a basis in those shares equal to the fair market value of the shares at the time of exercise. If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the exercise of such stock option, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed as a capital gain. A capital loss will be recognized to the extent that the amount realized is less than the exercise price. If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and the Company will be entitled to a corresponding deduction. If the amount realized exceeds the value of the shares on the date of exercise, any additional amount will be a capital gain. If the amount realized is less than the exercise price, the participant will recognize no income, and a capital loss will be recognized equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

The following chart gives aggregate information under our equity compensation plans as of December 31, 2011.

	Number of Securities To be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Far Left Column)
Equity compensation plans approved by security holders	481,024	$29.11	605,905
Equity compensation plans not approved by security holders	—	—	—

Total	481,024	$29.11	605,905

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF

ADOPTION OF THE 2012 INCENTIVE STOCK OPTION PLAN

PROPOSAL 5

AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF FORMATION

TO INCREASE THE NUMBER OF AUTHORIZED COMMON SHARES

Our amended and restated certificate of formation currently authorizes 40,000,000 common shares, par value $0.01 per share, which we refer to as our common stock. Because approximately 31,465,473 common shares are currently issued and outstanding and 481,024 shares are reserved for issuance upon exercise of our outstanding stock options, we have 8,053,503 common shares available for future issuances. Accordingly, we believe it is necessary to increase our total number of authorized common shares to 80,000,000 so that we have the flexibility in the future to issue more common shares, whether as a stock dividend, as consideration for an acquisition, in accordance with our stock option plans, to raise additional capital or otherwise. Although the proposed increase in our authorized common shares could be construed as having anti-takeover effects, neither our Board of Directors nor our management views this proposal in that perspective, and we are not aware of any takeover bid at this time. Our Board of Directors has approved this amendment, but your approval is also required under Texas law to amend our amended and restated certificate of formation. Should the amendment not be approved, the Company would be limited in regards to future stock dividends, acquisitions using our common shares as consideration or incentivizing our employees through equity compensation plans.

The effect of the proposed amendment is to authorize an additional 40,000,000 common shares, par value $0.01 per share. The future issuance of any newly authorized common shares, if any, would be authorized by resolution of the Board of Directors without further approval of the shareholders. Shareholders will have no preemptive rights to subscribe for additional common shares. The additional common shares to be authorized would be identical to our currently outstanding common shares, including being subject to the same conditions and having the same voting and other rights. Approval of this proposed amendment and any subsequent issuance of additional common shares would not affect your current rights as a shareholder, except for effects of a potential increase in the number of common shares outstanding, such as dilution of the earnings per share, book value per share and the voting power of current holders of common shares. Therefore, we are asking you to vote on the following resolution:

RESOLVED, that the Amended and Restated Certificate of Formation of First Financial Bankshares, Inc. (the “Company”) be amended to increase the total number of authorized common shares so that the Company is authorized to issue 80,000,000 common shares, to be effected by amending Article Four of the Company’s Amended and Restated Certificate of Formation to read in its entirety as follows:

“The aggregate number of common shares which the corporation shall have authority to issue is 80,000,000 of the par value of $0.01 each.”

THE BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE AMENDMENT AND

INCREASE IN THE NUMBER OF COMMON SHARES AUTHORIZED

Executive Officers

Set forth in the following table are our executive officers, and our common shares beneficially owned by each of them as of February 1, 2012. Except as otherwise indicated, the named executive officer has sole voting and investment power with respect to the shares he holds. The address for each individual is 400 Pine Street, Abilene, Texas 79601.

Name	Age	Office	Years Served in Such Office	Principal Occupation During Past 5 Years	Shares Beneficially Owned		Percent of Shares Outstanding(1)

F. Scott Dueser	58	Chairman of the Board, President and Chief Executive Officer	11	Chairman, President and Chief Executive Officer of First Financial Bankshares, Inc.; Chairman, First Financial Bank, N.A., Abilene*	315,729	(2)(3)	1.00%

Gary S. Gragg	52	Executive Vice President	6	Executive Vice President of First Financial Bankshares, Inc.; Senior Vice President of First Financial Bankshares, Inc. (1996 to 2005)	22,648	(2)(3)	0.07%

J. Bruce Hildebrand, CPA	56	Executive Vice President and Chief Financial Officer	9	Executive Vice President and Chief Financial Officer of First Financial Bankshares, Inc.	16,812	(2)(3)	0.05%

Gary L. Webb	54	Executive Vice President	9	Executive Vice President of First Financial Bankshares, Inc.	16,436	(2)(3)	0.05%

Marna Yerigan	53	Executive Vice President	1	Executive Vice President of First Financial Bankshares, Inc.; Senior Vice President of Frost Bank, N.A., Commercial Loan Oversight (2006 to 2010)	450		—%

*	A bank subsidiary.
(1)	Based on 31,453,792 common shares outstanding as of February 1, 2012.
(2)	Includes shares indirectly owned as of February 1, 2012 through our employee stock ownership plan portion of the profit sharing plan, which each participant has sole voting power, as follows: Mr. Dueser – 42,753, Mr. Gragg – 5,340, Mr. Hildebrand – 1,793 and Mr. Webb – 1,549.
(3)	Includes 2,700, 7,950, 3,750 and 7,749 shares of our common stock issuable upon exercise of options presently exercisable or exercisable within 60 days of February 1, 2012 for Mssrs. Dueser, Gragg, Hildebrand and Webb, respectively.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives/Philosophy

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent, provides rewards for superior performance and produces consequences for underperformance. It is also the Compensation Committee’s practice to provide a balanced mix of cash and equity-based compensation that the committee believes appropriate to mitigate risk and align the short and long-term interests of the Company’s executives with that of its shareholders and to encourage executives to participate and perform as equity owners of the Company. From December 2007 to February 2008, the Compensation Committee retained Hewitt Associates LLC, a human resources and executive compensation consulting firm, to assist it in its review of our executive compensation.

We believe that to attract and retain the quality of executive talent necessary to achieve our long-term strategic business goals, we must offer a competitive compensation package to our executives. The compensation committee seeks to attract executive talent by offering competitive base salaries, annual performance incentive opportunities, and long-term rewards under the Company’s long-term incentive programs (including profit sharing and incentive stock option plans). When considering pay decisions for our named executive officers, we target the median of the market for total compensation. While applying no specific formula or weighting of each factor, we also consider the executive’s scope of responsibilities, skills and experience, overall Company performance and Board evaluation of the executive’s individual performance. Based on our business strategy and the results we expect from our executives, we attempt to balance their current pay between short and long-term pay as well as the mix of cash and equity compensation. We believe the design of our compensation programs and the amounts paid have been and continue to be appropriate and reasonable. We continually review our programs to ensure they are aligned with our business objectives and shareholder interests.

The Compensation Committee measures the Company’s senior management compensation levels with comparable compensation levels in industry benchmark studies and peer group data. We use survey data to benchmark our executive positions to those at other banking institutions with total asset size similar to ours. We also consider the compensation data disclosed by a peer group of companies. The peer group is comprised of companies selected on the basis of asset size, demographics, and structure. The peer group companies considered by the Compensation Committee are:

BancFirst Corporation	Bank of the Ozarks, Inc.
Hancock Holding Company	Glacier Bancorp, Inc.
Home Bankshares, Inc.	IberiaBank Corporation
Park National Corporation	Prosperity Bancshares, Inc.
Renasant Corporation	Simmons First National Corporation
Southside Bancshares, Inc.	Southwest Bancorp, Inc.
Sterling Bancshares, Inc.	Texas Capital Bancshares, Inc.

It is the Compensation Committee’s practice to provide incentives that promote both the short and long-term financial objectives of the Company. To motivate our executives to achieve our strategic business goals, we offer the opportunity to earn the targeted level of pay through incentive compensation that correlates to the Company’s short and long-term performance. These incentives are based on financial and investment metrics underlying Company performance, including earnings growth, return on assets, credit quality and efficiency ratio. Annual bonuses reward achievement of short-term objectives that are established to encourage our executives to make decisions currently that promote long-term growth and shareholder value. Long-term incentive programs encourage executives to focus on the Company’s long-term strategic goals which are catalysts to drive shareholder value, while accomplishing a high retention of our executives. Our compensation program also accounts for individual performance, which enables the Compensation Committee to differentiate among executives and emphasize the link between personal performance and compensation.

Elements of Compensation

The following is a summary of the elements of compensation provided to our Chief Executive Officer and other members of senior management. Further details and disclosures of each of these elements can be found in the tabular disclosures that follow.

Base Salary. Base salaries paid to our executives competitively compensate them for the experience and skills needed to perform their current roles as well as reward their prior individual performance. We seek to provide our senior management with a level of assured cash compensation in the form of base salary that reflects their professional status, accomplishments and experience.

Bonus. We offer a bonus plan that provides senior management with an opportunity to receive a cash bonus based on a sliding scale upon accomplishment of pre-determined performance goals. Effective in 2008, we revised the executive bonus program in light of analysis and recommendations of Hewitt Associates LLC. The revised program considered similar measures but is adjusted annually to specific goals of the applicable executive. Mr. Dueser’s, Mr. Hildebrand’s and Mr. Webb’s goals were based on earnings growth, return on average assets, return on average equity and efficiency ratio while Mr. Gragg’s goals were based on earnings growth, return on average assets and credit quality. The maximum award for senior management of the Company is 30% of the executive’s base salary. Subsidiary bank presidents are also included in this revised bonus program, and their goals are structured to specific situations of their respective subsidiary bank. While the performance goals drive the bonus plan and executive awards, the compensation committee retains discretion to adjust payouts of the awards based on the performance of the Company, including audit, compliance and asset quality issues, and the individual officer performance, as deemed appropriate.

Equity Compensation. We presently offer stock options under our incentive stock option plan approved by shareholders in 2002. The current incentive stock option plan will expire in January 2012 whereby no future grants may be made. Included in Proposal 4 is the approval of the 2012 Incentive Stock Option Plan that has similar terms as the expiring plan. The purpose of our current incentive stock option plan and the proposed 2012 Incentive Stock Option Plan is to attract and retain key officers and to encourage performance by providing a proprietary interest in our Company through the granting of stock options. We believe that stock options are the appropriate long term incentive to link executives’ performance with stock price appreciation. We continue to review this program with each grant to ensure that equity compensation will drive our executives toward successful long-term business results.

Only incentive stock options (as defined in the Code) may be granted under the stock option plan. Incentive stock options granted under the stock option plan may be exercised solely by the grantee, or in the case of the grantee’s death or incapacity, by the grantee’s executors, administrators, guardians or other legal representatives and are not assignable or transferable by a grantee. We generally expect the grantee not to dispose of the shares obtained through exercise of the options but rather to keep and build an equity interest in the Company. Incentive stock options further encourage our executives to exercise their options and hold the resulting shares by giving them the opportunity for favorable tax treatment for the exercise gain if certain holding requirements are met.

Generally, the Compensation Committee grants options every two years, subject to the Board of Directors’ approval. In October 2011, aggregate stock options of 154,100 were granted to key employees including the named executive officers disclosed herein. Allocation of options is based on competitive market considerations, past and expected performance of the executive, fairness, affordability and retention considerations. Grantees are required to sign confidentiality, non-solicitation and non-competition agreements in connection with receipt of the option grants to preclude actions detrimental to the Company. Administration of the stock option plan is delegated to an executive officer of the Company.

The Compensation Committee does not grant options during any black-out period under our insider trading policy. We do not release material, non-public information for the purpose of affecting the value of executive compensation, nor do we grant options to executives in coordination with the release of material, non-public information. All awards of the Company’s common stock under our incentive stock option plan are made at the market price on the day of the award.

Moreover, under our insider trading policy, executive officers, directors and immediate family members of the Company may not buy or sell our stock during a trading period beginning fifteen days before the end of a fiscal quarter until three business days following the release of quarterly earnings information. Trading by directors and executive officers of the Company is also prohibited during designated periods when they possess material, non-public information about us.

Pension Plan. The defined benefit pension plan requires annual contributions sufficient to provide the pension benefits accruing to employees under the pension plan, as required by the Internal Revenue Service’s funding standards and the Pension Protection Act of 2006. The annual benefit for a participant in the pension plan who retires on his normal retirement date is the accrued benefit (as defined in the pension plan) at December 31, l988, plus 1.25% of average compensation multiplied by years of service from January 1, 1989. “Average compensation” is defined as the average compensation during the ten years immediately preceding the date of determination or actual employment, whichever is less. Compensation means the total amount paid to an employee during the year including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. There are provisions in the pension plan for early retirement with reduced benefits. There is no vesting of benefits until a participant has five or more years of credited service or upon reaching age 65 without regard to credited service. Effective January 1, 2004, the pension plan was frozen and no additional benefits accrue under the plan after this date. New hires to the Company are not eligible to participate in the frozen pension plan.

The pension plan is subject to the minimum funding requirements of the Employee Retirement Income Security Act of 1974, as amended. Senior management eligible under the pension plan receive the same benefits as all employees.

Profit Sharing Plan. All employees of the Company who satisfy the plan’s eligibility conditions participate in our profit sharing plan. Contributions are determined annually based on a formula that includes growth in net income and return on average assets. Contributions under the profit sharing plan are reviewed by the Compensation Committee and are subject to their discretion and recommendation for approval by the Board of Directors. The Compensation Committee oversees the administration of the profit sharing plan. Effective January 1, 2002, we added a 401(k) feature to our profit sharing plan that allows the participants to make pre-tax contributions to the plan. Effective January 1, 2004, the plan includes a “safe harbor” Company matching contribution equal to 100% of each participant’s contributions not exceeding 3% of the participant’s compensation, plus 50% of each participant’s deferral contributions in excess of 3% but not in excess of 5% of the participant’s compensation.

Under the profit sharing plan, contributions by employees are not required as a condition of participation. Each participating employer’s annual contribution is allocated among the accounts of the eligible plan participants, in the ratio that each participant’s compensation bears to the total compensation of all eligible participants. Compensation is defined as the total amount paid to an employee during the year, including bonuses, commissions, and overtime pay, but excluding reimbursed expenses, group insurance benefits and pension and profit sharing contributions. However, the Internal Revenue Service limits the compensation amount used to calculate a participant’s benefit to a maximum of $245,000 (adjusted annually by the Internal Revenue Service). Additionally, the annual amount (which is the aggregate of employer and employee contributions) that may be allocated to a participant is limited to $49,000 (adjusted annually by the Internal Revenue Service).

Our profit sharing plan includes an employee stock ownership plan (“ESOP”) feature whereby participants are given the option to receive cash dividends on these shares in cash or reinvest the dividends in additional shares.

The profit sharing plan provides for benefits to vest in graduated percentages, with benefits being fully vested after six years of credited service except for amounts contributed to an employee’s account under the safe harbor provisions and shares resulting from the reinvestment of dividends in the ESOP which are immediately fully vested. Generally, an employee’s benefit will be the contributions allocated to his account while a participant, increased by gains and decreased by losses from investments of the plan, and increased by any forfeitures allocated to his account. An employee is always fully vested with respect to any voluntary contributions he makes. The plan also provides for immediate vesting upon attainment of normal retirement age and upon death or disability. If a participant terminates employment for any other reason, the total amount of his employee contribution account and the vested portion of his employer contribution account become distributable.

Senior management eligible for participation in the plan receive the same benefits as all employees. The maximum employer profit sharing contribution to the plan for an individual in a single year is 15% of the individual’s salary, plus the safe harbor Company match, subject to Internal Revenue Service limits.

Make Whole Plan. The Company has a “make whole” program whereby executives, whose Company contributions to the profit sharing plan and employer match under the 401(k) feature are limited due to Internal Revenue Service limitations, will have contributions made to a non-qualified plan equal to the amount under qualified plans as if there were no Internal Revenue Service limitations. This non-qualified plan uses the same contribution formula and vesting requirements as the 401(k) plan. This plan was implemented by the Compensation Committee to allow senior management whose compensation is in excess of Internal Revenue Service limits to have profit sharing/401(k) matches in the same proportionate ratio as all employees.

Severance Benefits. We believe that companies should provide reasonable severance benefits to employees. With respect to senior management, these severance benefits should reflect the fact that it may be difficult for employees to find comparable employment within a short period of time. Our policy for all employees provides that full-time employees who are discharged due to a restructuring or layoff are eligible to receive severance pay based on their years of service to the Company. The Company will provide one week of severance pay for each year of employee service, up to a maximum of six months of salary, except that in all cases, severance pay will not be less than four week’s pay. In order to receive severance pay, an employee must sign a release of claims in favor of the Company. Employees who do not sign the required release form will not receive severance pay.

Change of Control/Executive Recognition Agreement. In April 1996, our Board of Directors unanimously approved an executive recognition plan. This plan enabled us to offer our key executive officers and those of our subsidiaries an executive recognition agreement. All of our named executive officers, except Ms. Yerigan, have entered into executive recognition agreements with us.

We believe our executive recognition agreements are conservative when compared to the competitive market. The agreements have been continually renewed since we view them as necessary to ensure the continued focus of our executives on making the appropriate strategic decisions for the Company even if the decision involves a change in control.

Each executive recognition agreement provides severance benefits for each applicable executive officer if, within two years following a change in control, his/her employment with us or our subsidiaries is terminated (i) by us (including any successor to us) or the subsidiary bank for any reason other than for cause (see below), except for termination as a result of the officer’s death, disability or retirement; or (ii) by the executive officer for good reason (see below).

As used in the executive recognition agreements, a “change of control” is defined as one or more of the following:

•

a person or entity directly or indirectly acquires securities of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•

any person or entity commences a tender offer or exchange offer to acquire any common stock of the Company (or securities convertible into common stock) for cash, securities or any other consideration in which after consummation of the offer, the person or entity directly or indirectly acquires beneficial ownership of shares of the Company representing more than 50% of the combined voting power entitled to vote generally in the election of directors of the then outstanding shares of the Company; or

•

the shareholders of the Company approve a reorganization, merger, consolidation, recapitalization, exchange offer, purchase of assets or other transaction, in each case, with respect to which the persons who were the beneficial owners of the Company immediately prior to such a transaction do not immediately after its completion, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged, recapitalized or resulting company’s then outstanding shares; or

•	the shareholders of the Company approve a liquidation or dissolution of the Company; or

•

the Company sells or otherwise transfers (or one or more of its subsidiaries, sell or otherwise transfer), in one or more related transactions, assets aggregating 50% or more of the book value of the assets of the Company and its subsidiaries (taken as a whole).

As used in the executive recognition agreements, “cause” means termination of an employee due to the:

•

willful and continued failure by the employee to substantially perform his duties with the Company (other than any such failure resulting from the employee’s physical or mental incapacity due to injury or illness) after written demand for substantial performance is delivered to the employee by the Company, or

•	willful engaging by the employee in conduct which is demonstrably injurious to the Company, monetarily or otherwise.

As used in the executive recognition agreements, “good reason” means termination by an employee due to:

•

a determination by the employee, made in good faith and based on the employee’s reasonable belief, that there has been a materially adverse change in his status or position as an executive officer of the Company as in effect immediately prior to the change in control, including, without limitation, any material change in the employee’s status or position as a result of a diminution in the employee’s duties or responsibilities or the assignment to the employee of any duties or responsibilities which are inconsistent with his status or position, or any removal of the employee from or failure to reappoint or reelect the employee to such position; or

•	a material reduction by the Company in the employee’s annual base salary in effect immediately prior to the change in control; or

•	the relocation of the employee’s principal office outside of the city or metropolitan area in which the employee is residing at the time of any change in control; or

•	a material reduction by the Company in the budget over which the employee retained authority immediately prior to a change of control; or

•

the failure by the Company to continue in effect any benefit plan in which the employee participates at the time of a change in control other than as a result of the normal expiration of any such plan in accordance with its terms as in effect at the time of the change in control; or

•	any action or inaction by the Company following a change in control that constitutes a material breach of the agreement under which the employee provides services to the Company; or

•	any purported termination of the employee not effected pursuant to a notice of termination as required by the executive recognition agreement; or

•

the failure by the Company to provide and credit the employee with the number of paid vacation days to which the employee is then entitled in accordance with the Company’s normal vacation policy as in effect immediately prior to a change in control; or

•	the failure by any successor corporation to the Company to assume the executive recognition agreement.

Such severance benefits under the executive recognition agreements provide that the executive officer will receive a payment equal to a certain percentage (as set forth in his executive recognition agreement) of his annual base salary immediately preceding the date of termination. The percentage of annual base salary to be received upon a change in control pursuant to his executive recognition agreement is 208%. The total severance payment for the executive officer cannot, however, exceed the amount that would cause such payment to be deemed a “parachute payment” under Section 280G of the Internal Revenue Code.

Each executive recognition agreement has a term of two years. However, if a change in control occurs during the original term of the executive recognition agreements, then the executive recognition agreements will continue in effect for an additional period of two years following the change in control. Similarly, if a second change in control occurs within two years from the date of the first change in control, then the executive recognition agreements will continue in effect for a period of two years from the date of the second change in control. The agreements include confidentiality obligations, but do not bind the executives to non-competition, non-disparagement or non-solicitation clauses.

These executive recognition agreements were renewed in July 2010 with changes only to comply with Internal Revenue Service regulations affecting such plans.

Amounts that would be paid under these agreements upon a change of control or termination for good reason using base salary information as of December 31, 2011 for the named executive officers would be as follows:

Name	Amount

F. Scott Dueser, President and CEO	$1,133,000
J. Bruce Hildebrand, Executive Vice President & CFO	$707,000
Gary L. Webb, Executive Vice President	$603,000
Gary S. Gragg, Executive Vice President	$426,000
Marna Yerigan, Executive Vice President	$—

Perquisites and Other Benefits. We annually review the perquisites that senior management receives. The primary perquisites for senior management are the reimbursement of initiation fees and dues for one golf or social club. We seek to encourage our senior management to belong to a golf or social club so that they have a convenient entertainment forum for customers and to facilitate interaction with current and potential customers, many of whom belong to these clubs. We do not permit personal use of our Company airplane.

Senior management also participates in the Company’s other benefit plans on the same terms as other employees. These plans include medical, life insurance and flex spending account benefits. Relocation benefits also are reimbursed but are individually negotiated when they occur.

The Compensation Committee monitors the results of the annual advisory “say-on-pay” proposal and incorporates such results as one of many factors considered in connection with the discharge of its responsibilities, although no such factor is assigned a quantitative weighting. Because a substantial majority (98.7% of votes cast) of our shareholders approved the compensation program described in our proxy statement in 2011, the Compensation Committee did not implement changes to our executive compensation program as a result of the shareholder advisory vote.

Compensation Tables

The following tabular disclosures are presented for the following named executive officers:

F. Scott Dueser – Chairman, President and Chief Executive Officer

J. Bruce Hildebrand – Executive Vice President and Chief Financial Officer

Gary L. Webb – Executive Vice President – Operations

Gary S. Gragg – Executive Vice President – Loans

Marna Yerigan – Executive Vice President – Loans

Summary Compensation Table

The following table summarizes the total compensation for our named executive officers in 2011, 2010 and 2009:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)(5)	Non-Equity Incentive Plan Compensation ($)(1)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(2)	All Other Compensation ($)(3)	Total ($)
F. Scott Dueser, President/CEO	2011 2010 2009	536,250 495,000 481,667	— — —	— — —	59,400 — 84,950	125,235 69,300 32,175	92,519 65,242 49,236	34,060 33,107 29,454	867,464 662,649 677,482

J. Bruce Hildebrand, EVP/CFO	2011 2010 2009	335,666 314,000 312,500	— — —	— — —	23,760 — 42,475	78,200 43,960 20,410	24,398 15,631 11,055	34,060 33,107 29,454	496,084 406,698 415,894

Gary L. Webb, EVP	2011 2010 2009	286,832 271,000 270,000	— — —	— — —	23,760 — 42,475	66,700 37,940 17,615	13,934 7,183 5,190	34,060 33,107 29,454	425,286 349,230 364,734

Gary S. Gragg, EVP	2011 2010 2009	201,666 185,000 184,167	— 20,000 —	— — —	23,760 — 42,475	44,075 32,375 8,325	3,228 2,915 2,711	25,753 26,476 20,523	298,482 286,766 258,201

Marna Yerigan(4), EVP	2011 2010 2009	146,072 — —	20,000 — —	— — —	17,820 — —	— — —	— — —	4,406 — —	170,298 — —

(1)	Amount represents cash bonus earned in the respective year related to achievement of pre-determined performance goals
(2)	Amount represents change in pension value plus amount contributed to “make whole” plan on behalf of each named executive officer
(3)	Amount represents amount contributed to profit sharing plan and 401(k) match on behalf of each named executive officer as well as country club dues paid for each named executive officer
(4)	Ms. Yerigan joined the Company in March 2011.
(5)	See note 16 to the financial statements included with the Annual Report on Form 10-K for the assumptions made in valuation of these option awards.

Grants of Plan-Based Awards

The Compensation Committee grants incentive stock options periodically. In 2011, 154,100 options were granted to key employees of which Mr. Dueser, Mr. Hildebrand, Mr. Webb, Mr. Gragg and Ms. Yerigan received 10,000, 4,000, 4,000, 4,000 and 3,000 options, respectively. In 2009, 152,400 options were granted to key employees of which Mr. Dueser, Mr. Hildebrand, Mr. Webb and Mr. Gragg received 7,500, 3,750, 3,750 and 3,750 options respectively. No options were granted in 2010.

The following table discloses information related to the stock option grant on October 25, 2011:

								All other stock awards: Number of shares of stock or units (#)	All other option awards: Number of securities underlying options (#)	Exercise or base price of option awards ($/sh)	Grant date fair value of stock and option awards
		Estimated future payouts under non-equity incentive plan awards			Estimated future payouts under equity incentive plan awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
F. Scott Dueser	10-25-11	—	—	—	—	—	—	—	10,000	$31.45	$5.94

J. Bruce Hildebrand	10-25-11	—	—	—	—	—	—	—	4,000	$31.45	$5.94

Gary L. Webb	10-25-11	—	—	—	—	—	—	—	4,000	$31.45	$5.94

Gary S. Gragg	10-25-11	—	—	—	—	—	—	—	4,000	$31.45	$5.94

Marna Yerigan	10-25-11	—	—	—	—	—	—	—	3,000	$31.45	$5.94

No non-equity incentive plan awards (for example, stock appreciation rights or phantom stock awards) have been issued by the Company.

Outstanding Equity Awards at Fiscal Year-end

At December 31, 2011, the following stock options were outstanding for the respective named executive officers:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Option (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
F. Scott Dueser	— 1,500 —	2,400 6,000 10,000	— — —	27.32 33.55 31.45	1-31-17 5-19-19 10-25-21	— — —	— — —	— — —	— — —

J. Bruce Hildebrand	2,250 750 —	1,500 3,000 4,000	— — —	27.32 33.55 31.45	1-31-17 5-19-19 10-25-21	— — —	— — —	— — —	— — —

Gary L. Webb	3,999 2,250 750 —	— 1,500 3,000 4,000	— — — —	22.05 27.32 33.55 31.45	1-25-15 1-31-17 5-19-19 10-25-21	— — — —	— — — —	— — — —	— — — —

Gary S. Gragg	1,200 3,000 2,250 750 —	— — 1,500 3,000 4,000	— — — — —	15.40 22.05 27.32 33.55 31.45	5-5-13 1-25-15 1-31-17 5-19-19 10-25-21	— — — — —	— — — — —	— — — — —	— — — — —

Marna Yerigan	—	3,000	—	31.45	10-25-21	—	—	—	—

(1)	All of the outstanding stock option awards vest 20% annually commencing on the second anniversary of the grant date and expire 10 years from the grant date.

Option Exercises and Stock Vested

During 2011, the following options were exercised by the named executive officers:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
F. Scott Dueser	5,200	34,952	—	—

J. Bruce Hildebrand	2,499	28,455	—	—

Gary L. Webb	1,003	18,103	—	—

Gary S. Gragg	1,650	30,768	—	—

Marna Yerigan	—	—	—	—

(1)	Amount represents the difference between the aggregate option exercise price and the actual aggregate stock price on the date exercised.

Pension Benefits

As of December 31, 2011, the following information relates to the Company’s defined benefit pension plan for the respective named executive officers:

		Number of Years Credited Service	Present Value of Accumulated Benefit	Payments During
Name	Plan Name	(#)	($)	Last Fiscal Year ($)
F. Scott Dueser	Defined Benefit Pension	27	299,695	—

J. Bruce Hildebrand	Defined Benefit Pension	1	14,072	—

Gary L. Webb	Defined Benefit Pension	—	—	—

Gary S. Gragg	Defined Benefit Pension	13	45,007	—

Marna Yerigan	Defined Benefit Pension	—	—	—

We froze our defined benefit pension plan effective January 1, 2004, whereby no additional years of service accrue to participants, unless the pension plan is reinstated at a future date. The Company’s funding policy is to contribute annually the amount necessary to satisfy the Internal Revenue Service’s funding standards. As a result of the Pension Protection Act of 2006, we will be required to contribute amounts over seven years to fund any shortfalls in the plan. Mr. Webb and Ms. Yerigan joined the Company after the plan was frozen and are not available for participation in the plan. See note 13 to the financial statement included with the Annual Report on Form 10-K for the valuation and actuarial assumptions used in the calculations of the Company’s defined benefit pension plan.

Nonqualified Deferred Compensation

The following amounts represent contributions made in 2011 to the “make whole” plan described above, which is the only nonqualified deferred compensation program the Company offers, on behalf of the respective named executive officers:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY	Aggregate Earnings in Last FY ($)(1)	Aggregate Withdrawals/Distributions ($)	Aggregate Balance at Last FYE ($)
		($)(2)
F. Scott Dueser	61,833	61,958	1,916	—	295,987

J. Bruce Hildebrand	23,298	23,345	515	—	82,797

Gary L. Webb	13,906	13,934	231	—	42,261

Gary S. Gragg	—	—	—	—	—

Marna Yerigan	—	—	—	—	—

(1)	Plan invests all funds received in shares of common stock of the Company, which increased in value 0.64% (including dividends paid) from January 1, 2011 to December 31, 2011.
(2)	These amounts are included in the Summary Compensation Table in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column.

DIRECTOR COMPENSATION

For 2011, we had ten non-officer directors who received fees for attendance at board of director meetings and committee meetings. Directors who are our executive officers or employees receive no compensation for service as members of either the Board of Directors or committees thereof. Directors who are not our officers receive $2,500 for each Board meeting attended and a $2,500 per quarter retainer fee. The directors who serve on committees and who are not our officers receive $1,000 for each committee meeting attended. Director fees are paid in cash but a director may elect to defer receipt of fees into a non-qualified “Rabbi Trust” wherein the funds are used to purchase Company common stock on the open market. No equity awards are granted to the directors for fees and the directors do not participate in the Company’s profit sharing or defined benefit pension plan. Directors are reimbursed for actual travel costs to attend the respective meetings. In addition, a director serving on the board of a subsidiary bank receives director fees per meeting which are not included in the table below.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Steven L. Beal	24,500	—	—	—	—	—	24,500

Tucker S. Bridwell	26,500	—	—	—	—	—	26,500

Joseph E. Canon	25,000	—	—	—	—	—	25,000

David Copeland	33,000	—	—	—	—	—	33,000

Murray Edwards	27,000	—	—	—	—	—	27,000

Ron Giddiens	24,000	—	—	—	—	—	24,000

Derrell E. Johnson	7,000	—	—	—	—	—	7,000

Kade L. Matthews	25,000	—	—	—	—	—	25,000

Dian Graves Stai	27,500	—	—	—	—	—	27,500

Johnny E. Trotter	31,000	—	—	—	—	—	31,000

CORPORATE GOVERNANCE

Overview

We have long believed that good corporate governance is important to ensure that the Company is managed for the long-term benefit of our shareholders. We periodically review our corporate governance policies and practices and compare them to those suggested by various authorities in corporate governance and the practices of other public companies. We also monitor new and proposed rules of the Securities and Exchange Commission, the Nasdaq Global Market and the bank regulatory authorities. We may amend our governance policies and procedures when required by law, Nasdaq rules or when we otherwise deem it prudent to do so. Each of our Audit, Compensation and Nominating/Corporate Governance Committees has adopted a charter. Our corporate governance policies, including our code of conduct applicable to all our employees, officers and directors, as well as the charters of our Audit, Compensation and Nominating/Corporate Governance Committees, are available at www.ffin.com under the “investor relations/corporate governance” caption. Copies of these documents are also available in print to any shareholder who requests them in writing.

Board Leadership Structure and Role in Risk Oversight

We are committed to a strong, independent Board of Directors and believe that objective oversight of the performance of our management is a critical aspect of effective corporate governance. As described under “Director Independence” below, we believe that all of our directors are independent with the exception of Mr. Dueser given his position as Chairman, President and Chief Executive Officer. With the exception of our Executive Committee, which Mr. Dueser chairs, all of our committees are comprised solely of and chaired by independent directors. In addition, at each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors.

We do not have an independent Chairman of the Board. Mr. Dueser serves as our Chairman of the Board. Although the Board of Directors has considered appointing an independent Chairman of the Board, the Board concluded that Mr. Dueser’s leadership has served the Company and its shareholders well, as he is intimately familiar with all aspects of the Company’s operations and provides the Board of Directors with effective oversight of management.

The Board of Directors, together with the Audit, Executive, Nominating/Corporate Governance and Compensation Committees of the board, coordinate with each other to provide enterprise-wide oversight of our management and handling of risk. These committees report regularly to the entire Board of Directors on risk-related matters and provide the Board of Directors with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition each of our subsidiary banks has its Board of Directors and audit, loan and asset liability management committees, which provide risk management at each of their respective banks. The management and boards of directors of our subsidiary banks also provide reports to our management and Boards of Directors regarding risk management.

In addition, the consolidation of the management of our securities portfolio, loan review, internal audit, compliance and asset liability/liquidity management at the holding company level provides additional risk oversight which further mitigates overall risk to the Company. While we have not developed an enterprise-wide risk statement, the Board of Directors believes that sound credit underwriting to manage credit risk and a conservative investment portfolio to manage liquidity and interest rate risk contribute to an effective oversight of the Company’s risk.

At meetings of the Board of Directors and its committees, directors receive regular updates from management regarding risk management. The Chief Credit Officer, Chief Operations Officer and Chief Financial Officer, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Dueser, our Chief Executive Officer, and lead management’s risk discussions at Board and committee meetings. Outside of formal meetings, the Board, its committees and individual Board members have regular access to senior executives, including the Chief Credit Officer, Chief Operations Officer and Chief Financial Officer.

Independent Lead Director

Mr. Bridwell serves as our independent lead director. The Board of Directors recognizes that the Company and its shareholders are well served under corporate governance best practices through the designation and empowerment of an independent lead director for several reasons, the foremost being that Mr. Dueser, our Chairman of the Board, is a non independent director.

The independent lead director’s duties include:

•	chairing meetings of executive sessions of our Board of Directors, as well as other meeting involving non-management and independent directors;

•	presiding at meetings of the Board in the absence or at the request of the Chairman of the Board;

•	acting as a liaison between the independent directors and the Chairman of the Board;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board;

•	providing an important communication link between the other independent directors and our shareholders; and

•	calling additional meetings of the independent directors as appropriate.

As independent lead director, Mr. Bridwell communicates regularly with our Chief Executive Officer on a variety of issues including business strategy and succession planning. The Board of Directors considers periodically its structure and the role and responsibilities of the independent lead director to reflect its commitment to corporate governance best practices.

Communications with Your Board of Directors

Shareholders may call or write to the Board of Directors at the address and phone number listed on the first page of this proxy statement. Letters addressed to individual board members and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the individual addressee. Any letters addressed to the Board of Directors and clearly marked as shareholder communications will be forwarded by the corporate secretary unopened to the Chairman of the Board.

Director Independence

In accordance with Nasdaq rules, our Board of Directors affirmatively determines the independence of each director and each nominee for election as director. The Board of Directors makes its determination based on the elements of independence set forth in the Nasdaq listing standards. We have not adopted any supplemental independence criteria.

Based on these standards, the Board of Directors has determined that each of the following non-employee directors is independent:

Steven L. Beal	Ron Giddiens
Tucker S. Bridwell	Kade L. Matthews
Joseph E. Canon	Dian Graves Stai
David Copeland	Johnny E. Trotter
Murray Edwards

All members of the Audit, Compensation and Nominating/Corporate Governance Committees are independent under the Nasdaq listing standards. Given his position as President and Chief Executive Officer, Mr. Dueser is not considered an independent director.

Meetings of the Board of Directors

The Board of Directors of the Company has four regularly scheduled meetings each year. In 2011, each of the directors attended at least 75% of the meetings of the Board of Directors and the committees of the Board of Directors on which such director served.

Although we do not have a formal policy regarding attendance by members of the Board of Directors at our annual meeting of shareholders, we encourage directors to attend and historically more than a majority have done so. All directors attended the 2011 annual meeting of shareholders.

Committees of the Board of Directors

The Board of Directors has five committees. The functions and current members of each committee are as follows:

Executive Committee. The Executive Committee acts for the Board of Directors between board meetings, except to the extent limited by our bylaws or Texas law. The current members are Messrs. Bridwell, Copeland, Dueser, Trotter and Ms. Stai. Mr. Dueser is the chairman of the committee. The Executive Committee met four times during 2011 and once in January 2012.

Nominating/Corporate Governance Committee. Among other things, the Nominating/Corporate Governance Committee recommends director candidates to the Board of Directors. The Nominating/Corporate Governance Committee members are Messrs. Bridwell, Copeland, Edwards, Trotter and Ms. Stai. Mr. Bridwell is the chairman of the committee. All current directors are being nominated for election as directors for 2012, except Ms. Stai who is retiring from the board as required by our bylaws (see below). The committee met two times in 2011.

Historically, our goal has been to assemble a Board of Directors that brings diverse perspectives and skills derived from exemplary business and professional experience. Such qualifications provide sound and prudent guidance with respect to our operations and interests. Generally, the committee identifies candidates through the personal, business and organizational contacts of the directors and management. For a description of the process of identifying and evaluating potential directors, please refer to the section of this proxy statement entitled “Identifying and Evaluating Nominees for Director” on page 3.

Under our bylaws, an individual may not stand for election or reelection as a director upon attaining age 72 years of age, unless he owns at least 1% of the outstanding shares of our common stock and is less than 75 years of age. Otherwise, there are no stated minimum criteria for director nominees.

We expect that the Nominating/Corporate Governance Committee will recommend nominees in the future by first evaluating the current members of the Board of Directors willing to continue in service. Current members of the board with skills and experience that are relevant to our business and who are willing to continue in service will be considered for re-nomination, balancing the value of continuity of service by existing members of the board with that of obtaining a new perspective. If any member of the board does not wish to continue in service or if the Nominating/Corporate Governance Committee of the Board decides not to re-nominate a member for re-election, we anticipate that the Nominating/Corporate Governance Committee will identify the desired skills and experience of a new nominee in light of the criteria above and begin a search for appropriately qualified individuals. To date, we have not engaged third parties to identify or evaluate or assist in identifying potential nominees, although we reserve the right in the future to retain a third party search firm, if determined by the Nominating/Corporate Governance Committee.

The Nominating/Corporate Governance Committee will consider qualified director candidates recommended by shareholders. For the 2013 Annual Shareholders Meeting, any shareholder wishing to propose a nominee should submit a recommendation in writing to the Nominating/Corporate Governance Committee of First Financial Bankshares, Inc. at 400 Pine Street, Suite 300, Abilene, Texas 79601 at least 90 days and not more than 120 days in advance of the anniversary of the 2012 annual meeting (or as otherwise set forth in our amended and restated bylaws), including the nominee’s resume, qualifications and other relevant biographical information and providing confirmation of (1) the name and address of the shareholder, and any (x) person controlling, directly or indirectly, or acting in concert with, the shareholder, (y) any beneficial owner of the shares of the Company owned of record or beneficially by the shareholder and (z) any person controlling, controlled by or under common control with the shareholder (a “Shareholder Associated Person”), (2) for the shareholder and any Shareholder Associated Person, the number of common shares of the Company that are owned beneficially and of record and any derivatives, hedged positions, synthetic and temporary ownership techniques, swaps, securities loans, timed purchases and other economic and voting interests or similar positions, securities or interests with respect to our securities, (3) the nominee’s consent to serve as a director and acknowledgement that the nominee will comply with our bylaws, code of business conduct and ethics, corporate governance handbook and any other applicable rules, regulations, policies or standards of conduct applicable to the Board and its members, (4) a description of all relationships, arrangements or understandings between the shareholder and any Shareholder Associated Person, on the one hand, and the nominee, the nominee’s affiliates or associates or others acting in concert with the nominee, on the other hand, (5) a description of the nominee’s background and experience and the reasons why the nominee meets the standards for director nominees set forth in our corporate governance practices, (6) a completed independence questionnaire regarding the nominee, which may be obtained from the Secretary of the Company, (7) a written representation from the nominee that they do not have, nor will they have, any undisclosed voting commitments or other arrangements with respect to their actions as a director and (8) any other information regarding the nominee or shareholder that would be required to be included in a proxy statement relating to the election of directors. Qualified candidates recommended by our shareholders will be evaluated on the same basis as candidates recommended by our officers, directors and other sources.

Audit Committee. Among other things, the Audit Committee reviews the scope and results of the annual audit by our independent auditors, and receives and reviews internal and external audit reports. The committee also monitors the qualifications, independence and performance of our independent auditor and internal auditors. Its members include Messrs. Beal, Bridwell, Copeland, Edwards and Giddiens. Mr. Copeland is the chairman of the committee. The Audit Committee met four times in 2011 and also in February 2012. The Board of Directors has determined that it believes all Audit Committee members are financially literate under the current listing standards of Nasdaq. The Board also determined that it believes Mr. Beal, Mr. Bridwell and Mr. Copeland qualify as “audit committee financial experts” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Compensation Committee. The current members of the Compensation Committee are Ms. Stai, Messrs. Beal, Canon, Matthews and Trotter. Ms. Stai is the chairman of the committee. The committee meets as needed during the year but generally meets four to five times per year. The committee met five times during 2011, twice in January 2012 and once in February 2012. The Compensation Committee charter can be found on our website at www.ffin.com in the “investor relations/corporate governance” section.

The Compensation Committee is responsible for making recommendations to the Board of Directors concerning compensation matters for the Company’s executive officers and directors. Executives of the Company are integral in the compensation process for the Company; however, the committee determines all elements of pay for the Chief Executive Officer. With the assistance of the Chief Financial Officer and the human resources department, the Chief Executive Officer makes recommendations for all Company executives, including the named executive officers, to the committee for their review and approval. For the named executive officers, the committee develops compensation recommendations to the full Board of Directors for approval.

The committee also oversees the administration of employee benefits and benefit plans for the Company and its subsidiaries including our profit sharing, pension and flexible spending plans as well as our incentive stock option plan for key employees. The committee delegates day-to-day administration of the clerical elements of these programs to the human resources department, trust company as trustee of the pension and profit sharing plans and an executive officer overseeing the stock option plan.

The agenda for meetings of the Compensation Committee is set by its chairman, acting with the assistance of the Company’s Chief Executive Officer, Chief Financial Officer, the trust company and the human resources department. At each meeting, the committee meets in executive session without management or any non-independent directors. In making compensation decisions, the Compensation Committee obtains information from a variety of public sources and considers the recommendations of the Company’s management, human resources department and trust company. The committee makes periodic reports to the full Board of Directors.

The Compensation Committee has not routinely engaged compensation consultants from outside the Company, though the committee has the right under its charter to engage compensation consultants or other outside advisors if it so chooses, subject to ratification by the Board of Directors. The committee may retain, terminate and approve professional fees (subject to Board ratification) related to compensation consultants or other advisors as appropriate. In 2003 and 2004, the Company hired KPMG LLP to perform a review of the Company’s compensation/employee benefit plans and to prioritize recommendations. From December 2007 to February 2008, the Compensation Committee retained Hewitt Associates to benchmark executive and board of director’s compensation and to review and recommend, considerations related to the Company executive bonus program.

Asset Liability Management Committee. The Asset Liability Management Committee monitors the Company’s aggregate interest rate risk and compliance with investment policies. In addition to the Asset Liability Management Committee of the Board of Directors, each subsidiary bank also has an asset liability management committee serving the same function for that subsidiary bank. Currently, Mssrs. Copeland, Canon and Giddiens serve on the Asset Liability Management Committee. The other members of the Asset Liability Management Committee are all officers of the Company or one of the subsidiaries. The committee met four times during 2011 and once in January 2012.

Compensation Committee Interlocks and Insider Participation

No person who served as a member of the Compensation Committee was, during 2011, an officer or employee of us or any of our subsidiaries, or had any relationship requiring disclosure in this proxy statement. However, certain of the Compensation Committee members (or related entities) maintained loans from subsidiaries during 2011. The loans were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis and did not involve more than the normal risk of collectibility or present other unfavorable features to the subsidiary bank. None of our executive officers served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) or director of another entity, one of whose executive officers served as a member of our Board of Directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee reviews the compensation programs for senior management of the Company, including those named executive officers in the tabular presentation included in this definitive proxy statement.

The Compensation Committee has reviewed and discussed the compensation discussion and analysis included in this proxy statement with management and based on the reviews and discussions, the compensation committee recommended to the Board of Directors that the compensation discussion and analysis included herein be included in the proxy statement.

COMPENSATION COMMITTEE

Dian Graves Stai, Chair

Steven Beal

Joseph E. Canon

Kade L. Matthews

Johnny Trotter

REPORT OF THE AUDIT COMMITTEE

The Audit Committee oversees our financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the committee, which is composed of independent directors in compliance with Rule 5605 of the Nasdaq listing standards, reviewed and discussed the audited financial statements in the Annual Report included with this proxy statement with management. The committee also discussed with management the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Audit Committee reviewed with Ernst & Young LLP, our independent registered public accounting firm for 2011, who was responsible for expressing an opinion on the conformity of our audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of our accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards and, as applicable, the standards of the Public Company Accounting Oversight Board (PCAOB). The Audit Committee also discussed with the independent registered public accounting firm their audit of the Company’s effectiveness of internal control over financial reporting as of December 31, 2011, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. In addition, the committee has discussed with the independent registered public accounting firm the auditors’ independence from management and the Company, including the matters required by the Statement on Auditing Standards No. 114, “Communication with Audit Committees”, as amended and as adopted by the PCAOB in Rule 3200T, and considered the compatibility of non-audit services with the auditors’ independence. The Audit Committee has received the written disclosures from our independent registered public accounting firm regarding the auditors’ independence required by PCAOB Ethics and Independence Rule 3526, “Communication with Audit Committees Concerning Independence.”

The Audit Committee discussed with our independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting. The Audit Committee held four meetings during the year that ended December 31, 2011 and met in February 2012.

The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the Audit Committee’s considerations and discussions with management and the independent auditors do not ensure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the PCAOB or that our independent accountants are in fact independent.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission. The Board of Directors approved the Audit Committee’s recommendation. The members of the committee are considered independent because we believe they satisfy the independence requirements for audit committee members prescribed by Nasdaq and the Securities and Exchange Commission.

AUDIT COMMITTEE

David Copeland, Chairman

Steven Beal

Tucker S. Bridwell

Murray Edwards

Ron Giddiens

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth the beneficial ownership of our common stock as of February 14, 2012 by each entity or person who is known to beneficially own 5% or more of our common stock:

	Common Shares Owned (1) as of February 14, 2012
Name and Address of Beneficial Owner	No. of Shares		Percent of Class
BlackRock, Inc. 40 East 52nd Street New York, New York 10022	2,641,080	(2)	8.40%

Neuberger Berman group LLC 605 Third Avenue New York, New York 10158	1,820,729	(3)	5.79%

(1)	The information contained in this table was furnished to the Company by the persons named in the table and reflects the Securities and Exchange Commission definition of beneficial ownership. The nature of beneficial ownership of the holdings shown in this table is set forth in note 2 below.
(2)	This information is based solely on a Schedule 13G filed with the SEC on February 10, 2012 by BlackRock, Inc.
(3)	This information is based solely on a Schedule 13G filed with the SEC on February 14, 2012 by Neuberger Berman Group LLC.

In addition, as of February 1, 2012, First Financial Trust & Asset Management Company, National Association (the “Trust Company”), a wholly-owned subsidiary of the Company, individually acted as sole or co-fiduciary with respect to trusts and other fiduciary accounts which owned, held or controlled through intermediaries in the aggregate 4,868,024 shares or 15.48% of the outstanding common shares of the Company over which the Trust Company had, directly or indirectly, sole or shared voting/investment power. No single trust or other fiduciary account held a beneficial ownership interest of 5% or more. Of these shares, the Trust Company had sole voting/investment power with respect to 3,286,377 shares or 10.45% of the outstanding common shares of the Company, and the Trust Company shared voting/investment power with respect to 51,194 shares or 0.16% of the outstanding common shares of the Company. The Trust Company had no authority to vote 1,530,453 or 4.87% of the outstanding common shares of the Company. All the shares held by this subsidiary entity, which are registered in its name as fiduciary or in the name of its nominee, are owned by many different accounts, each of which is governed by a separate instrument that sets forth the powers of the fiduciary with regard to the securities held in such accounts. The Board of Directors historically has not attempted to, and does not intend to attempt to in the future, exercise any power to vote such shares.

See “Proposal 1 – Election of Directors – Nominees” and “ – Executive Officers” for information with respect to the beneficial ownership of our common stock by each director nominee and named executive officers as of February 1, 2012. In the aggregate, all director nominees and executive officers as a group (15 individuals) beneficially owned 1,589,034 shares of our common stock, or 5.05% of our total outstanding shares, as of February 1, 2012.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our directors and officers, and persons who own more than 10% of our common stock, to file with the Securities and Exchange Commission initial reports of our common stock ownership and reports of changes in such ownership. A reporting person must file a Form 3, Initial Statement of Beneficial Ownership of Securities, within 10 days after such person becomes a reporting person. A reporting person must file a Form 4, Statement of Changes of Beneficial Ownership of Securities, within two business days after such person’s beneficial ownership of securities changes, except for certain changes exempt from the reporting requirements of Form 4. A reporting person must file a Form 5, Annual Statement of Beneficial Ownership of Securities, within 45 days after the end of the issuer’s fiscal year to report any changes in ownership during such year not reported on a Form 4, including changes exempt from the reporting requirements of Form 4.

The Securities and Exchange Commission’s rules require our reporting persons to furnish us with copies of all Section 16(a) reports that they file. Based solely upon a review of the copies of such reports furnished to us, we believe that the reporting persons have complied with all applicable Section 16(a) filing requirements for 2011 and through the date of this statement on a timely basis, except one report each for Mssrs. Dueser, Hildebrand, Gragg, Rowe, Webb and Ms. Yerigan related to stock option grants to them on October 25, 2011 and one report each for Mr. Bridwell and Ms. Stai related to a gift to a foundation during 2010.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We retained Ernst & Young LLP to serve as our independent registered public accounting firm for 2011. Representatives of Ernst & Young LLP will be in attendance at the annual meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate answer questions.

The aggregate fees billed for each of the last two fiscal years for professional services rendered by Ernst & Young LLP, the principal auditors who performed the audit of our annual financial statements, review of the quarterly financial statements and audit of internal controls, follows:

	Year ended December 31,
	2011	2010
Audit Fees	$363,940	$344,150
Audit Related Fees	None	None
Tax Fees	None	None
All Other Fees	None	None

Our audit committee has adopted a policy that requires advance approval of all audit, audit-related, tax services, and other services performed by the independent auditor. The policy provides for pre-approval by the audit committee of specifically defined audit and non-audit services. Except as permitted under Rule 2-01 of SEC Regulation S-X, unless the specific service has been previously pre-approved with respect to that year, the audit committee must approve the permitted service before the independent registered public accounting firm is engaged to perform it. The audit committee has delegated to its Chairman the authority to approve permitted services provided that the Chairman reports such decisions to the committee at its next scheduled meeting.

INTEREST IN CERTAIN TRANSACTIONS

As has been true in the past, some of our officers and directors, members of their families, and other businesses with which they are affiliated, are or have been customers of one or more of our subsidiary banks. As customers, they have entered into transactions in the ordinary course of business with such banks, including borrowings, all of which were on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions on an arms-length basis. Such borrowings did not involve more than a normal risk of collectibility or present any other unfavorable features to the subsidiary banks involved. None of the transactions involving our subsidiary banks and our officers and directors, or other businesses with which they may be affiliated, has been classified or disclosed as nonaccrual, past due, restructured or potential problems.

The authority of our subsidiary banks to extend credit to our directors, executive officers and principal shareholders, including their immediate family members and corporations and other entities that they control, is subject to substantial restrictions and requirements under Section 22(g) and 22(h) of the Federal Reserve Act and Regulation O promulgated thereunder, as well as the Sarbanes-Oxley Act of 2002. These statutes and regulations impose specific limits on the amount of loans our subsidiary banks may make to directors and other insiders, and specified approval procedures must be followed in making loans that exceed certain amounts. In addition, all loans our subsidiary banks make to directors and other insiders must satisfy the following requirements:

•

the loans must be made on substantially the same terms, including interest rates and collateral, as prevailing at the time for comparable transactions with persons not affiliated with us or the subsidiary banks;

•

the subsidiary banks must follow credit underwriting procedures at least as stringent as those applicable to comparable transactions with persons who are not affiliated with us or the subsidiary banks; and

•	the loans must not involve a greater than normal risk of repayment or other unfavorable features.

Furthermore, each subsidiary bank must periodically report all loans made to directors and other insiders to the bank regulators, and these loans are closely scrutinized by the bank regulators for compliance with Sections 22(g) and 22(h) of the Federal Reserve Act and Regulation O. We have developed written procedures for compliance with these rules. Under the provisions of its charter, the audit committee of our Board of Directors is charged with reviewing all other transactions between related parties and us.

INCORPORATION BY REFERENCE

With respect to any future filings with the Securities and Exchange Commission into which this proxy statement is incorporated by reference, the material under the headings “Report of the Compensation Committee” and “Report of the Audit Committee” shall not be incorporated into such future filings.

FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. When used in this proxy statement, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “predict,” “project,” and similar expressions, as they relate to us or our management, identify forward-looking statements. These forward-looking statements are based on information currently available to our management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors, including but not limited to those listed in Item 1A – “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2011 and the following:

•	general economic conditions, including our local and national real estate markets and employment trends;

•	volatility and disruption in national and international financial markets;

•	legislative, tax and regulatory actions and reforms;

•	political instability;

•	the ability of the federal government to deal with the national economic slowdown and the effect of stimulus packages enacted by Congress as well as future stimulus packages, if any;

•	competition from other financial institutions and financial holding companies;

•	the effects of and changes in trade, monetary and fiscal policies and laws, including interest rate policies of the Governors of the Federal Reserve Board;

•	changes in the demand for loans;

•	fluctuations in the value of collateral securing our loan portfolio and in the level of the allowance for loan losses;

•	the accuracy of our estimate of future loan losses;

•	the accuracy of our estimates and assumptions regarding the performance of our securities portfolio;

•	soundness of other financial institutions with which we have transactions;

•	inflation, interest rate, market and monetary fluctuations;

•	changes in consumer spending, borrowing and savings habits;

•	continued increases in FDIC deposit insurance assessments;

•	our ability to attract deposits;

•	consequences of continued bank mergers and acquisitions in our market area, resulting in fewer but much larger and stronger competitors;

•	expansion of operations, including branch openings, new product offerings and expansion into new markets;

•	acquisitions and integration of acquired businesses; and

•	acts of God or of war or terrorism.

Such statements reflect the current views of our management with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, results of operations, growth strategy and liquidity. All subsequent written and oral forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this paragraph. We undertake no obligation to publicly update or otherwise revise any forward-looking statements, whether as a result of new information, future events or otherwise.

SHAREHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

A shareholder proposal for business to be brought before the 2013 annual meeting of stockholders will be acted upon only in the following circumstances:

•

if the proposal is to be included in next year’s proxy statement, pursuant to Rule 14a-8 under the Exchange Act, the proposal (meeting all the requirements set forth in the Securities and Exchange Commission’s rules and regulations) is received by our corporate secretary on or before January 4, 2013; or

•

if the proposal is not to be included in next year’s proxy statement, pursuant to our amended and restated bylaws, a written proposal (meeting all other requirements set forth in our amended and restated bylaws) must be received by our corporate secretary not less than ninety days and not more than one-hundred twenty days prior to the anniversary of the 2012 annual meeting (unless the date of the 2013 annual meeting is advanced more than thirty (30) calendar days prior to such anniversary date or delayed more than sixty calendar days after such anniversary date then to be timely such notice must be received by our corporate secretary no later than the later of seventy calendar days prior to the date of the annual meeting or the close of business on the seventh calendar day following the earlier of the date on which notice of the annual meeting is first mailed by or on behalf of the Company or the day on which public announcement is first made of the date of the annual meeting).

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☒	PLEASE MARK VOTES AS IN THIS EXAMPLE	REVOCABLE PROXY First Financial Bankshares, Inc.	For	With- hold	For All Except

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF FIRST FINANCIAL BANKSHARES, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS APRIL 24, 2012			1.	The election of directors: 01. Steven L. Beal 02. Tucker S. Bridwell 03. Joseph E. Canon 04. David Copeland 05. F. Scott Dueser	06. Murray Edwards 07. Ron Giddiens 08. Kade L. Matthews 09. Johnny E. Trotter	☐	☐	☐

I hereby appoint Tucker Bridwell and David Copeland, or either of them acting in the absence of the other, as proxyholders, each with the power to appoint his substitute, and hereby authorize them to represent me and to vote for me as directed at the annual meeting of First Financial Bankshares, Inc., a Texas corporation, to be held on April 24, 2012, at 10:30 a.m., Central time, in the Abilene Civic Center, 1100 North 6th Street, Abilene, Texas, and at any postponement or any adjournment thereof.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.
						For	Against	Abstain
			2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the year ending December 31, 2012.		☐	☐	☐
						For	Against	Abstain
			3.	Advisory (non-binding) vote on compensation of the named executive officers.		☐	☐	☐
						For	Against	Abstain
			4.	Approval of incentive stock option plan for key employees.		☐	☐	☐
						For	Against	Abstain

			5.	Approval of amendment to the amended and restated certificate of formation to increase the number of common shares authorized.		☐	☐	☐
Please be sure to date and sign this proxy card in the box below.		Date	THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTORS AND LISTED PROPOSALS.
	Sign above	Co-holder (if any) sign above

      This Proxy, when properly executed will be voted in the manner directed, or if no direction is indicated, in accordance with the recommendation of the board of directors on each proposal. This proxy will be voted, in the discretion of the proxyholders, upon such business as may properly come before the annual meeting or any adjournment thereof.

When shares are held by joint tenants, both must sign. Executors, administrators, trustees, etc. should give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer.

x								y

Ç Detach above card, date, sign, and mail in the self-addressed and postmarked envelope provided. Ç

First Financial Bankshares, Inc.

By signing in the space provided above, you are hereby acknowledging receipt of the proxy statement dated March 5, 2012, and hereby revoking any proxy or proxies heretofore given to vote at the annual meeting or any adjournment thereof. Please date your proxy and sign in the space provided, exactly as your name or names appear. When signing as attorney, executor, administrator, trustee or guardian, please give title. Each joint owner is required to sign.

PLEASE DATE, SIGN, AND RETURN THIS PROXY IN THE

ENCLOSED SELF-ADDRESSED AND POSTMARKED ENVELOPE.

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED.

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